Exhibit 99.1
Wheels Up Announces Streamlined Product Portfolio,
Providing Global Access Through Options for Membership and Charter

Member benefits expanded to offer enhanced Delta loyalty rewards as well as guaranteed availability and recovery within the U.S., U.K. and Europe

Updated portfolio introduces the first-ever charter program offering private flight credit and commercial airline benefits

NEW YORK – JUNE 17, 2024 – Wheels Up Experience Inc. (NYSE: UP), the first company in the industry that provides seamless global aviation solutions across private and commercial travel, today announced a streamlined product portfolio. Working with strategic partner Delta Air Lines, America’s most awarded airline, Wheels Up can now provide an even greater level of flexibility to meet the needs of today’s most discerning travelers. This new product model offers simple solutions and unique incentives that maximize ease and choice while maintaining the highest standards of operation and safety for first-time and experienced private fliers alike.

“We are introducing the marketplace to a new way of flying private, one that further delivers choice to customers and adds to the value of Wheels Up's premium travel experience by capitalizing on our global aviation network, competitive pricing model, and unique capacity to offer guaranteed availability and recovery to our members in areas where they travel most,” said Wheels Up CEO George Mattson.

Wheels Up’s first-of-its-kind partnership with Delta, along with the company’s private fleet and global charter capabilities, allows Wheels Up to offer a wide range of safety-vetted aviation solutions. As a result, Wheels Up is positioned to provide the right aircraft for the right mission, creating the opportunity for customers to select a mode of travel that works for their specific needs, for every trip to any destination, creating customer experiences worth repeating.

Join Up: A Unique Value Proposition

Fliers with predictable annual spend can utilize Wheels Up Membership, where a small annual fee and upfront funded flight hours unlock increased flexibility and expanded global access with guaranteed availability and recovery within the U.S., U.K. and Europe.

Wheels Up Membership provides price protection by featuring capped member costs on high-demand days and reduced rates that optimize affordability during non-peak travel times – a combination that has already resulted in meaningful member savings no matter how or when members choose to fly.

Wheels Up also offers members the unique opportunity to earn Diamond Medallion® Status with Delta based on their qualifying Wheels Up spend*, as well as the ability to use funds on deposit to purchase seats on commercial Delta flights. As an added incentive, eligible members receive a 20% discount on certain Delta fares on select routes.

Fly Up: Unprecedented Flexibility with No Upfront Cost

For travelers who are looking to pay as they go, Wheels Up Charter allows customers to book ad-hoc trips with no upfront costs for everything from that perfect family vacation to a multi-stop, international business itinerary.

Wheels Up charter gives fliers the freedom to tailor each trip to their specific needs, with access to a large network of safety-vetted aircraft. For added value, fliers can expect to earn rewards for each flight – 2% flight credit for every $50,000 flown, and Diamond Medallion® Status with Delta after achieving qualifying flight spend*. This comprehensive program is the first of its kind for private aviation, rewarding and incentivizing frequent charter bookings.

With this launch, Wheels Up invites returning and new customers to look at flying private in a different way. While the standard of premium travel and intuitive service remains, the process for booking, flying and planning has become more efficient than previously imagined. Wheels Up’s new product portfolio signals a shift in the private aviation model, one that emphasizes value, flexibility and accessibility.

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About Wheels Up
Wheels Up is a leading provider of on-demand private aviation and one of the largest companies in the industry. Wheels Up offers a complete global aviation solution with a large and diverse fleet and a global network of safety-vetted charter operators, all backed by an uncompromising commitment to safety and service. Customers can access charter and membership programs, as well as unique commercial travel benefits through a one-of-a-kind, strategic partnership with Delta Air Lines. Wheels Up also offers cargo, safety and security solutions and managed services to individuals, industry, government and civil organizations.

Wheels Up is guided by the mission to deliver a premium solution for every customer journey. With the Wheels Up mobile app and website, members and customers have the digital convenience to search, book and fly.

For more information, please visit: wheelsup.com

Media Contact
press@wheelsup.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Wheels Up Experience Inc. ("Wheels Up", or "we", "us", or "our"), that could cause actual results to differ materially from the results discussed in the forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: the degree of market acceptance and adoption of Wheels Up’s products and services, including the member and charter program changes announced in this press release and any additional new member or charter programs or other products introduced by Wheels Up; the size, demands, competition in and growth potential of the markets for Wheels Up’s products and services and Wheels Up’s ability to serve and compete in those markets, including due to the impacts of general economic and geopolitical conditions; and the impact of the foregoing on Wheels Up’s ability to achieve positive Adjusted EBITDA (as described in Wheels Up’s filings with the U.S. Securities and Exchange Commission (“SEC”)) pursuant to the schedule that it has announced. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "strive," "would"

and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. We have identified certain known material risk factors applicable to Wheels Up in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC and our other filings with the SEC. Moreover, it is not always possible for us to predict how new risks and uncertainties that arise from time to time may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this press release.

* Terms Apply, visit link here for full terms and conditions. For a limited time (June 17, 2024, through August 20, 2024), when you earn Diamond Medallion Status through qualifying Wheels Up spend, you will be eligible for Choice Benefits for the 2025 Medallion Year. Diamond Medallion Status earned through qualifying spend after August 20, 2024, will not include Choice Benefits but can be unlocked after earning 12,000 MQDs in the applicable Medallion Year. The information on, or that can be accessed through, Wheels Up’s website is not part of this press release.
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